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                            [Penn Mutual Letterhead]


September 26, 2000

Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Re: Individual Variable and Fixed Annuity Contracts - Flexible Purchase Payments SEC Registration Statement - SEC File No. 333-39804
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Ladies and Gentlemen:

         In my opinion the individual variable annuity contract, registered with the U.S. Securities and Exchange Commission under the above-referenced registration statement, will, when issued, be legally issued and represent legal obligations of the Company.

         I hereby consent to the inclusion of this opinion in the above referenced registration statement as an exhibit.

Sincerely,


/s/ Franklin L. Best, Jr.
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Franklin L. Best, Jr.
Associate General Counsel